Exhibit 10.1
PANHANDLE STATE BANK
RETENTION BONUS AGREEMENT
FOR
Dale Schuman
THIS RETENTION BONUS AGREEMENT (“Agreement”) is made and entered into this 29th day of July, 2008 (“Effective Date”) by and among PANHANDLE STATE BANK, an Idaho corporation (“Bank”), INTERMOUNTAIN COMMUNITY BANCORP, an Idaho corporation (“Bancorp”) and Dale Schuman (“Officer”).
Recitals
A.	Officer is an employee of Bank. Bank wishes to provide a bonus to Officer, under the terms and conditions set forth herein, to retain Officer as an employee of Bank.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants of the parties hereto, the parties agree to the following:
Agreement
1.	General.
a.	Payment of Bonus. Bank shall pay to Officer a Bonus having a total value of $125,000.00 payable as follows:
(i)	$41,664.00 shall be payable in cash, and

(ii)	The balance of $83,336.00 shall be payable in the form of a Restricted Stock Award granted pursuant to and under the terms of Bancorp’s Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan (the “Plan”) and represented by a fully executed Restricted Stock Award Agreement.
Collectively referred to herein as the “Bonus.”

b.	The Officer shall be vested in such Bonus in accordance with the following schedule:
(i)	One-third (1/3) of the Bonus, represented by cash in the amount of $41,664.00, shall vest immediately upon, and shall be promptly paid to the Officer following, the execution of this Agreement;

(ii)	One-third (1/3) of the Bonus, represented by 5,708 shares of Bancorp common stock, which are subject to the Restricted Stock

Agreement, shall vest on February 28, 2010 and a certificate for that number of shares shall be issued to the Officer promptly following execution of this Agreement ; and

(iii)	The final one-third (1/3) of the Bonus, represented by 5,708 shares of Bancorp common stock, which are subject to the Restricted Stock Agreement, shall vest on February 28, 2011 and a certificate for that number of shares shall be issued to the Officer promptly following execution of this Agreement.
Officer shall not be entitled to be paid interest with respect to any unpaid balance of the Bonus.

c.	Tax Withholding. Notwithstanding any contrary provisions of this Agreement, Bank shall withhold from the Bonus or from any other amounts due Officer, and pay to the appropriate government agencies, all taxes that Bank is required by law to so withhold and pay. Amounts so withheld and paid shall be treated as having been actually paid to Officer hereunder, and Bank shall be relieved from further liability to Officer for such amounts.
2.	Earning of Bonus. No annual installment of the Bonus shall be considered earned until such installment vests in the Officer pursuant to this Agreement. Officer shall forfeit and shall have no further rights to any non-vested installment of the Bonus if Officer is not a full-time employee of Bank on the date such installment vests and is payable hereunder. Notwithstanding the foregoing provisions of this paragraph 2, Officer shall be entitled to receive the Bonus if Officer is not a full-time employee of Bank because of the occurrence of the Officer’s death, Disability, involuntary termination of Officer’s employment with Bank, other than for Cause, voluntary termination for Good Reason or termination of employment, as such terms are defined in the Restricted Stock Award Agreement.

3.	Non-assignment. The rights of the parties hereunder may not be assigned to any person and any attempt to so assign such rights shall be void and of no effect.

4.	Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Officer’s employment terminates the Officer is a specified employee, as defined in Code section 409A, and if any payments under certain circumstances will result in additional tax or interest to the Officer because of section 409A, the Officer shall not be entitled to these payments until the earliest of (i) the date that is at least six months after termination of the Officer’s employment for reasons other than the Officer’s death, (ii) the date of the Officer’s death, or (iii) any earlier date that does not result in additional tax or interest to the Officer under section 409A. If any provision of this Agreement would subject the Officer to additional tax or interest under section 409A, Bank shall reform the provision. However, Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest, and Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. In addition, Bank does not guarantee to Officer any particular tax result relating to the Bonus.

5.	Binding Effect. This Agreement shall be binding upon the parties and their successors or assigns.

6.	Not an Employment Contract. This Agreement is not a contract of employment and does not give Officer the right to be employed by Bank. Nothing contained herein shall interfere with the right of Bank or Officer to terminate Officer’s employment with Bank.
          IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representative to execute, this Agreement in the place provided below.

PANHANDLE STATE BANK, an Idaho corporation

/s/ Curt Hecker Curt Hecker, CEO	Date:	July 29, 2008

INTERMOUNTAIN COMMUNITY BANCORP, an Idaho corporation

/s/ Curt Hecker Curt Hecker	Date:	July 29, 2008
President & Chief Executive Officer

OFFICER

/s/ Dale N. Schuman Dale N. Schuman	Date:	July 29, 2008

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